Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 13, 2004 (except for Note X, as to which the date is June 18, 2004), accompanying the consolidated financial statements of Woodforest Financial Group, Inc. and subsidiaries appearing in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

September 1, 2004